Exhibit 99.1

PRESS RELEASE

Cornerstone Building Brands Appoints Matthew Garth as Chief Financial Officer

Veteran finance executive brings more than three decades of experience driving growth, transformation and financial performance

CARY, N.C.–(BUSINESS WIRE)– Cornerstone Building Brands, a leading manufacturer of exterior building products in North America, today announced that Matthew E. Garth has been appointed Chief Financial Officer, effective Sept. 14, 2026. In this role, Matt will oversee the company's finance and information technology organizations, while partnering across the business to support continued operational excellence and significant value creation.

"Matt is a proven financial leader with deep operational and strategic expertise and a demonstrated ability to drive transformational change," said Gunner Smith, Chief Executive Officer at Cornerstone Building Brands. "He has improved financial performance, led organizations through periods of change and growth, and built high-performing teams that deliver results. His experience leading both finance and information technology organizations makes him exceptionally well-suited to help advance our strategic priorities and position Cornerstone Building Brands for success."

Matt brings more than 30 years of financial leadership experience with a proven track record of improving performance, leading transformation and helping organizations navigate change. He has partnered with executive teams to strengthen operations, create long-term value and align financial and digital strategies to support business objectives.

Most recently, Matt served as Executive Vice President and Chief Financial Officer at Dentsply Sirona, a leading dental products and technologies company. Previously, he was Executive Vice President, Chief Financial Officer and Chief Administrative Officer at The Scotts Miracle-Gro Company where he helped strengthen financial performance, support post-pandemic business stabilization and advance strategic planning initiatives.

Earlier, Matt was CFO at Minerals Technologies and held senior finance leadership roles at Alcoa, with responsibilities spanning financial planning and analysis, investor relations, treasury, corporate strategy and business unit finance leadership.

"I am honored to join Cornerstone Building Brands at this pivotal time in its evolution," said Matt. "The company has a leading product portfolio and strong customer partnerships that are championed by a highly talented team. I look forward to partnering with teams across the organization to execute the company's strategy, build on its strong foundation and deliver sustainable growth and value for our customers, employees and stakeholders."

Matt has held leadership roles across the manufacturing, industrial, consumer products and healthcare sectors, giving him a broad perspective on financial management, strategic execution and operational leadership. He holds a bachelor's degree in accounting from the University of Delaware and an MBA from Columbia University.

About Cornerstone Building Brands

Cornerstone Building Brands is a leading manufacturer of exterior building products for residential and low-rise non-residential buildings in North America. Headquartered in Cary, N.C., we serve residential and commercial customers across the new construction and Repair & Remodel (R&R) markets. Our market-leading portfolio of products spans vinyl windows, vinyl siding, metal roofing, metal wall systems and metal accessories. Cornerstone Building Brands’ broad, multi-channel distribution platform and expansive national footprint includes approximately 19,400 team members at manufacturing, distribution and office locations throughout North America. Corporate stewardship is embedded in our culture and guides our commitment to responsible growth, environmental care and community impact. For more information, visit us at cornerstonebuildingbrands.com.

Media Contact:

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